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                                                                  Exhibit (c)(5)


                                  May 13, 1999



DATA PROCESSING RESOURCES CORPORATION
4400 MacArthur Boulevard
Suite 610
Newport Beach, CA  92660

Attention:        Mary Ellen Weaver
                  Chief Executive Officer

Dear Ms. Weaver:

DATA PROCESSING RESOURCES CORPORATION, a California corporation ("DPRC") and Compuware Corporation, a Michigan corporation ("Compuware"), are engaged in discussions with respect to a possible transaction between DPRC and Compuware (a "Transaction"), and during the course of such discussions, DPRC and Compuware may each disclose and make available to the other certain information concerning its business, financial condition, operations, assets and liabilities (collectively, the "Confidential Information"). Subject to paragraph 4 below, the term "Confidential Information" shall include all information concerning DPRC and Compuware (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication, whether written, oral, electronic or other) which is furnished hereunder to a party or its Representatives (as defined below) now or in the future by or on behalf of the disclosing party, and shall also include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto. As a condition to being furnished with the Confidential Information, each of DPRC and Compuware agree as follows:

Non-Disclosure of Confidential Information. (a) Each of DPRC and Compuware shall
(i) use the Confidential Information obtained from the other solely for the purpose of evaluating a possible Transaction involving DPRC and Compuware and for no other competitive or other purpose; (ii) not disclose the Confidential Information to any third party, except for disclosures to its directors, executive officers and representatives and advisors (such as independent accountants and attorneys) acting on its behalf (collectively, its "Representatives") who need to know such information for the purpose of evaluating a possible Transaction involving DPRC and Compuware; (iii) inform its Representatives of the confidential nature of the Confidential Information and direct its Representatives to treat the Confidential Information confidentially;
(iv) take all additional precautions necessary to prevent the disclosure of the Confidential Information by its Representatives to any third party; and (v) be responsible for any breach of this Agreement by its Representatives.

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If either party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that such party will provide the other party with prompt notice of such request so that such other party may seek an appropriate protective order and/or waive the notifying party's compliance with the provisions of this Agreement. If in the absence of a protective order, either party is nonetheless compelled to disclose Confidential Information, such party may disclose without liability hereunder only that portion of such information that such party is advised by a written opinion of counsel is legally required; provided, however, that such party gives to the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon such other party's request, uses reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

Non-Disclosure of Negotiations or Agreements. Neither DPRC nor Compuware shall, and each of DPRC and Compuware shall direct its Representatives not to, disclose to any third party the existence, status or terms of any discussions, negotiations or agreements between them, without obtaining the prior consent of the other party, provided that a party may make such disclosure after the signing of a definitive agreement for a Transaction if, in the reasonable opinion of outside counsel for such party, such disclosure is required by law, regulation, exchange rule or Nasdaq National Market requirement.

Ownership of Confidential Information. All written Confidential Information delivered by one party hereto to the other party pursuant to this Agreement shall be and remain the property of the delivering party, and upon the written request of the delivering party, the receiving party shall (i) promptly return the Confidential Information and shall not retain any copies or other reproductions or extracts thereof, (ii) destroy or have destroyed all memoranda, notes, reports and documents and all copies and other reproductions and extracts thereof prepared by the receiving party or others in connection with its review of the Confidential Information and (iii) provide a certificate to the delivering party certifying that the foregoing materials have, in fact, been destroyed or returned, signed by an authorized offer supervising such destruction or return.

Information Not Deemed Confidential Information. The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement; (ii) was available on a non-confidential basis prior to disclosure to the receiving party pursuant to this Agreement; or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the delivering party or its Representatives, provided that such source is not known to be bound by a confidentiality agreement with such delivering party or its Representatives.

No Warranty. Neither DPRC nor Compuware makes any representation or warranty as to the accuracy and completeness of any Confidential Information provided by it, and no liability shall result to the delivering party from its use, except as set forth in a definitive agreement for a Transaction, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. It is understood that the Confidential

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Information is not being furnished for use in an offer or sale of securities of either party and is not designed to satisfy the requirements of federal or state securities law in connection with any offer or sale of such securities.

No Agreement. Unless a definitive agreement regarding a Transaction between DPRC and Compuware has been executed and delivered, neither Compuware nor DPRC will be under any legal agreement except for the matters specifically agreed to herein. Each party further acknowledges and agrees that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between DPRC and Compuware, and to terminate discussions and negotiations with the other party at any time.

No Solicitation. Without the prior written consent of the other party, and except as required or permitted by a definitive agreement for the Transaction, until two years from the date of this agreement, each party shall not initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, distributor or customer of the other party regarding its business operations, prospects or finances. It is understood that each party will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed by either party, all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, or (iv) discussions or questions regarding procedures, will be submitted or directed solely to the following designated persons for the other party:

         For DPRC:       Mary Ellen Weaver

         For Compuware:  Joseph Nathan
                         Eliot Stark

Each party further agrees that for a period of three (3) years from the date hereof, it will not, without the consent of the other party, employ or hire as a consultant any of the officers of the other party or any other employee of the other party with whom it has had contact during the period of its due diligence investigations.

Non-public Information - Trading in Securities. Each of DPRC and Compuware has outstanding publicly-held securities and acknowledges that (i) the Confidential Information contains material non-public information, and (ii) the negotiations and status of negotiations between the parties may constitute material non-public information. Each of the parties acknowledges that it is (i) aware, and has advised or will advise its Representatives, that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and each of DPRC and Compuware agrees that it will neither use nor permit any of its Representatives to use any Confidential Information in violation of such Act or rules or regulations, including without

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limitation, Rules 10b-5 and 142-3. Each of DPRC and Compuware agrees to take all reasonable precautions to prevent any trading in securities of DPRC and Compuware by their respective officers, directors, employees and agents having knowledge of any proposed transaction between the parties until the proposed transaction has been sufficiently publicly disclosed.

Standstill. Compuware agrees that, until the expiration of the one-year period beginning on the date of this Agreement, without the prior written approval of DPRC and except as otherwise contemplated by any letter of intent or definitive agreement executed by the parties with respect to the Transaction, it will not
(i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of DPRC or any of its subsidiaries, whether such agreements or proposals are made with or to DPRC or any of its subsidiaries, or a third party; (ii) propose to enter into, directly or indirectly, any merger or other business combination involving DPRC or any of its subsidiaries; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of DPRC or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of DPRC or any of its subsidiaries; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of DPRC; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, encourage any intention, plan or arrangement inconsistent with the foregoing; or (viii) advise, encourage, provide any information or assistance (including financial assistance) to or hold discussions with, any other person or entity in connection with any of the foregoing.

No Shop. In consideration of the time and expense which Compuware will incur during the period beginning on the date of DPRC's acceptance of this letter and ending on the date as the parties may terminate discussions concerning a possible transaction, DPRC agrees that, until June 30, 1999, without the prior written approval of Compuware and except as otherwise contemplated by any letter of intent or definitive agreement executed by the parties with respect to a possible transaction will not, directly or indirectly (by itself or its representatives), solicit (including furnishing information concerning DPRC), discuss, negotiate or accept any offer or proposal that would involve or could result in a sale of DPRC (whether by merger, asset sale, stock sale or otherwise) or of a substantial portion of DPRC's Common Stock to any party other than Compuware. The provisions of this paragraph will not apply in the following circumstance: (i) DPRC receives an unsolicited offer or proposal that would involve or could result in a sale of DPRC (whether by merger, sale of all or a substantial portion of DPRC's assets, stock sale, tender offer or otherwise) and
(ii) DPRC determines in its good faith judgment, after consultation with and based upon the written advice of qualified outside legal counsel, that it is required to participate in discussions and negotiations with the party making such proposal. DPRC will promptly notify Compuware of its receipt of any offer or proposal referred to in the preceding sentence, including the identity of the party making the offer or proposal and the terms of the offer or proposal. DPRC will furnish such additional information concerning such offer or proposal to Compuware as may be requested by Compuware, except to the extent that DPRC is

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advised in writing by the qualified outside legal counsel that the furnishing of such information is not lawful.

Purpose and Use of Confidential Information. DPRC and Compuware understand and agree that the Confidential Information shall be used solely for the purpose of evaluating a potential business transaction and not to affect, in any way, either party's competitive position relative to the other party, and that only information reasonably necessary to evaluate a proposed transaction shall be disclosed or exchanged.

No Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder. Any waiver of a breach hereof shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by either party or its Representatives and that the non-breaching party shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by either party or its Representatives, but shall be in addition to all other remedies available at law or in equity to the non-breaching party.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of, and not the choice of law provisions or law of conflicts of, the State of Michigan.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.





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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between DPRC and Compuware.

                                       COMPUWARE CORPORATION


                                       By:  /s/ Eliot R. Stark
                                           -----------------------------
                                       Name:    Eliot R. Stark

                                       Title:   Executive Vice President



Accepted and agreed:

DATA PROCESSING RESOURCES CORPORATION


By:  /s/ David M. Connell
    -----------------------------
Name:    David M. Connell

Title:   Executive Vice President

Dated:  May 20, 1999


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